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                                                                    EXHIBIT 99.1

                     FOR IMMEDIATE RELEASE - April 5, 1999

Confirmation:  Patrick R. McDonald, President
               CEC Resources Ltd.
               303-860-1575

           CEC RESOURCES LTD. ACQUIRES NATURAL GAS PRODUCING PROPERTY
                            IN WAYNE-ROSEDALE FIELD
                                ALBERTA, CANADA

Denver, Colorado, April 5, 1999 -- CEC Resources Ltd., Alberta, Canada (AMEX:
CGS) announces that it has acquired for $2,100,000 working interests in 17 natural gas wells and associated natural gas gathering and compression facilities in the Wayne-Rosedale Field, Alberta, Canada.

The transaction is expected to add to CEC's operating income and cash flow beginning in the second quarter, 1999. The effective date of the transaction is March 1, 1999. The acquisition will be funded with existing and additional bank financing.

Patrick R. McDonald, CEC's President said the acquisition increases CEC's working interest ownership in the Wayne-Rosedale Field to approximately 97%. "The acquisition of additional ownership in the Wayne-Rosedale Field is consistent with CEC's strategy of continuing to increase the value of its existing natural gas properties through the development of proved reserves, creation of operating efficiencies and the acquisition of additional working interests."

The company estimates that as of March 1, 1999, the remaining proved reserves before royalty of the properties to be acquired are approximately 2.1 billion cubic feet of natural gas and approximately 48,000 barrels of oil and natural gas liquids which equates to approximately 2.6 billion cubic feet (10:1 ratio) of equivalent proved gas reserves.

Current daily production net to the acquired interest is approximately 1,000 mcf of sales gas and 20 barrels of natural gas liquids and crude oil. Following the acquisition, CEC daily production will be approximately 600 barrels of oil equivalent with a 75% weighting to natural gas.

Since December 1998, CEC Resources has made three acquisitions in the Wayne-Rosedale Field increasing its company-wide proved reserves by 5.1 billion cubic feet of gas and 118,000 barrels of oil and natural gas liquids.

CEC intends to make additional oil and natural gas property acquisitions in an effort to increase the size of its oil and natural gas assets and to add to operating income and cash flow.

CEC Resources Ltd. is a Canadian energy company with offices in Calgary, Alberta and Denver, Colorado. CEC is involved in the exploration and production of oil and natural gas in Alberta and Saskatchewan.
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This release may contain certain forward looking statements which are based on assumptions that are subject to a wide range of uncertainties due to several factors which are discussed more fully in the Company's periodic filings with the Securities and Exchange Commission.